                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              APPLIED POWER INC.
              (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

        1)      Title of each class of securities to which transaction
                applies:
                        ----------------------

        2)      Aggregate number of securities to which transaction
                applies:
                        ----------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                ------------------------------

        4)      Proposed maximum aggregate value of
                transaction:
                            ----------------------------------

        5)      Total fee paid:
                                -------------------------

[ ]     Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
                                        ----------------------------

        2)      Form, Schedule or Registration Statement No.:
                                                              -----------------

        3)      Filing Party:
                             -----------------------

        4)      Date Filed:
                            ------------------------

November 19, 1996



DEAR SHAREHOLDERS:


I am pleased to report to you that your company delivered its third consecutive year of earnings growth in excess of 30%. Earnings per share from continuing operations increased 32% to $2.41 while sales grew 8% to $571.2 million. We were very pleased with these record setting results.

While we are satisfied with our total results, each of our segments' performance deserves some comment. Wright Line had an excellent year with 37% sales growth and 67% growth in operating profit. Engineered Solutions had an 11% increase in operating profit, a significant improvement in light of a 1% sales decline which reflects the sale of the Mobile Equipment valve line in the second quarter. Distributed Products' 2% decline in operating profit on an 8% sales increase deserves more explanation. Approximately 50% of the sales growth was acquisition driven. Distributed Products markets in 1996 were not strong and the lack of substantive internal growth combined with a number of one-time costs in the business contributed to the slight decline in operating profit.

During 1996, we completed four acquisitions and disposed of two product lines. The companies we acquired were DFAS, a small supplier of quick die change systems; Vision Plastics, a cable tie manufacturer; Wright Line's European distribution rights and CalTerm, a supplier of electrical products into the North American retail automotive after-market. The divestitures were two product lines; HIT spring clip line in Distributed Products and the APITECH Mobile Equipment valve line in Engineered Solutions. We believe that these actions strengthened Applied Power. Despite spending $34 million on acquisitions and another $22 million on capital improvements, our debt to total capital ratio declined from 37% to 33% during the year.

After our fiscal year ended, on September 26, 1996, we completed the acquisition of Everest Electronic Equipment, Inc. for $52 million in cash. Everest will be integrated with our Wright Line segment, and provides us access to the high growth, custom and standard electronic enclosure market.

The enclosed annual report is identical to that sent out in 1995 except that the enclosures in the pocket at the back are all updated and, of course, the 1996 Form 10-K, Financial Report, and the Proxy Statement are new. The concepts that drive Applied Power are long term and do not materially change year to year. It is our intent to continue to preferentially invest in sustainable growth opportunities, both internally and by acquisition. This will help Applied

Power grow in strong and weak economic environments. In the fourth quarter, our sustainable growth units were 56% of the total company, up from 9% in 1987. With the acquisition of Everest Electronic Equipment just completed in September, this number rises to 60%.

We are optimistic about 1997. We are targeting EPS in the $2.70-$3.00 range on a sales volume between $650 to $690 million assuming no significant variation from the current economic conditions. Obviously, there are assumptions and risks associated with our projections. Please refer to our 10-K for further discussion. I would like to point out certain themes that we have been focusing on and which will continue into 1997:

      1. Focus on preferentially investing in sustainable growth initiatives. Examples include additional products and an expansion of the direct sales force for Wright Line, penetration of the DATACOM and cable tie markets in Distributed Products, and high end vibration and noise cancellation products in Engineered Solutions, just to name a few.

      2. A strengthening of global integration within our business, including improving worldwide physical distribution and logistics capability.

      3. The expansion of low cost manufacturing with particular emphasis on Mexico and the People's Republic of China (PRC).

      4. A focus on strengthening the management team and on enhancing communication between our businesses.

      5. Continued effort to incorporate additional strategic acquisitions into our current business segments.

I would like to recognize the service of Ray Troubh and Dick Jones on your Board of Directors. Ray and Dick have reached our mandatory retirement age and will be retiring at this year's annual meeting. Both have helped me and have played a significant role in the development of your company. We will miss them. Fortunately, we have added John McDonough to our Board. John has a broad background of business experience and is certainly qualified to receive the baton passed to him by Ray and Dick.

Lastly, I would like to recognize that the excellent results we have been able to deliver the last three years are only possible as a result of the success of our customers, the dedication of our employees and the support of our suppliers. We value all of these relationships.

Yours sincerely,


/s/ R.G. Sim

Richard G. Sim
Chairman and CEO